UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Advaxis, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

305 College Road East

Princeton, NJ 08540

609.452.9813

June 10, 2013

Dear Fellow Stockholders,

We are writing to urge you to vote in favor of our current proxy proposals. Why? The answer is simple. We currently do not have steady access to financing that is efficient and will enable the Company to fully implement the commercialization of its drug candidates. And it is this work that is essential to bring the returns you expect from a biotech with very promising science.

Last year, for the first time, we encountered significant difficulties in raising capital to meet the cost of our clinical programs and the day to day costs of a dozen-employee company. And the capital that we were able to raise was highly dilutive to the Company’s stockholders.

We worked very hard to obtain that financing to keep our Company going and, while we had success, it was not sufficient to support the business for the long term. Our liquidity issues were reflected in our Form 10-K for our fiscal year ended October 31, 2012 (which reported that we had $232 on hand at the end of the fiscal year) and our stock price (which closed at $0.03 per share on the last day of the calendar year).

We believe this situation has suppressed our stock and made our Company less attractive to new stockholders. While 2013 has been better, the fundamental situation is unchanged.

Our recent financing experience has brought us into a position that is typical for an early stage biotech company. Nevertheless, with the capital that we were able to raise, we have been able to conduct successful clinical trials and continue to develop valuable intellectual property. Importantly, we are now positioned as a candidate for up-listing to a national market, such as NASDAQ. Many development stage companies fail to reach this point.

We’ve explained in our recent filings why up-listing to a national market is important to our Company and our overall business strategy. We write now to emphasize that this is the single most important means to gain access to additional sources of capital, namely “institutional” investors who currently will not invest in our Company because we are traded on the OTC and are a “penny-stock.” The second benefit is to be better positioned to secure research coverage for our Company, which can leverage our great science. If we are not able to obtain a listing on a national market, then we will of course continue to raise capital in our historical fashion. But it will, in our judgment, be more dilutive than the course we recommend: to implement a reverse stock split and up-list onto a national market in connection with the proposed capital raise.

Our goal is to raise funds at a minimum dilution for our stockholders. You know that, for a biotech, dilution is inevitable and essential. Early investors, like your management, put cash into a company anticipating that a scientific concept would multiply in value as it is developed into a potentially life-saving or life-extending drug. New money feeds that value generation process. Even licensing is another form of dilution, as future value is exchanged for cash and lower development costs that in turn require that less capital be raised.

We strongly believe that the decision to undertake the proposed capital raise and up-list to a national market, both of which will be enabled by a vote in favor of proxy Proposals No. 2 and No. 3, are the best strategic move for, and in the best interests of, stockholders. We will use the new dollars to further develop ADXS-HPV and we believe it will increase the value of the Company at a much higher rate than the cost of capital and, therefore, translate into an increase in the value of our stock.

Obviously, the choice is yours. We've worked hard to get the Company to this point. We believe that our stockholders will understand that this is what we consider to be the best path -- perhaps the only long-term sustainable one -- for our Company.

Few biotech companies survive this long. We have done so through the unwavering support of you, our stockholders. By this letter, we hope that you will understand the motivation for our proposals and can make a fully informed decision of your own. The Board of Directors and management of the Company strongly urge stockholders to vote in favor of Proposals No. 2 and No. 3 related to the Company’s certificate of incorporation.

If you have already voted “for” these proposals in the earlier proxy, you do not need to again vote “for” these proposals.

If you previously voted “against” these proposals you may change your vote by telephone, by Internet, or by mail.

If you need assistance voting your shares, please contact our proxy solicitor, Morrow & Co., LLC at 855-231-8973.

Sincerely,

Thomas A. Moore

Chairman & Chief Executive Officer